EXHIBIT 15

Bank of America, N.A. as Trustee
for the Hugoton Royalty Trust:

We are aware that XTO Energy Inc. has incorporated by reference in its Registration Statement No. 333-81849 on Form S-8, Hugoton Royalty Trust’s Form 10-Q for the quarter ended June 30, 2003, which includes our report dated July 16, 2003, covering the unaudited interim financial information contained therein.  Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statements prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

KPMG LLP

Dallas, Texas

August 6, 2003